Exhibit 2.1

GENERAL DATA PROTECTION REGULATION AMENDMENT LETTER

PARTIES

1.	Prudential	Prudential Plc, a company registered in England and Wales (company registration number: 01397169), whose registered address is Laurence Pountney Hill, London, EC4R 0HH (Prudential)
2.	Depositary	JPMorgan Chase Bank, N.A. whose office is at 383 Madison Avenue, Floor 11, New York, New York 10179 (Depositary)

KEY TERMS

3.	Effective Date	25 May 2018 (the Effective Date)
4.	Agreement

The following agreements between Prudential and the Depositary:

1. A letter agreement (the Letter Agreement) dated 20 May 2005 between Prudential and the Depositary relating to a deposit agreement between Prudential and the Depositary; and

2. An amendment to the Letter Agreement dated 17 March 2010 (together the Agreement)

5.	Existing Data Protection Provisions	NIL (the Existing Data Protection Provisions)
6.	Processing Activities

This summary sets out details of the processing of Personal Data under the Agreement.

Subject matter and duration of the processing

The Personal Data shall be processed in order to allow the Depositary to provide the services (as described in the Agreement). The processing shall take place for the duration of the Agreement, unless otherwise directed by Prudential.

Nature and purpose of the processing

The Depositary is appointed by Prudential as a depositary bank in connection with the American depositary receipt program and will be holding information regarding shareholders and will manage the transaction of the shares and the provision of dividends.

Categories of Data Subjects

The Personal Data processed relates to the following categories of Data Subjects:

☒ Prudential’s employees

☐ Prudential’s contractors

☐ Prudential’s customers

☐ members of the public

☒ Prudential’s shareholders and their proxies

Types of Personal Data

The Personal Data processed comprises the following categories of data:
☒ Names

☐ Addresses

☐ Dates of birth

☐ Telephone numbers

☐ Emails

☐ Job titles

☒ Bank account details and bank related details

7.	Cross-border Data Transfers

☒ [A] The Depositary shall not, and will ensure that its agents or sub-contractors shall not, transfer the Personal Data outside the European Economic Area or the UK unless that transfer: (a) has been authorised in writing by Prudential; or (b) is to a country that the European Commission or, in respect of a transfer from the UK, the European Commission or an applicable Supervisory Authority, has decided from time to time ensures an adequate level of protection in accordance with Data Protection Legislation.

☒ [B] The Depositary shall process the Personal Data in accordance with Schedule 1.

☐ [C] The Depositary represents and warrants that, as at the date of this Amendment Letter and for the duration of the remaining term of the Agreement, the Depositary complies with the requirements of the EU-US Privacy Shield (or any successor arrangement approved by the European Commission from time to time) and holds a valid registration with the US Department of Commerce to that effect.

The Parties agree that the terms and conditions set out in Annex A are incorporated into and form part of this Amendment Letter.

PRUDENTIAL	IN WITNESS whereof this document has been executed on 3 August 2018 by:
	Prudential Plc	)	/s/ Mark FitzPatrick
)
		)	Director
DEPOSITARY	IN WITNESS whereof this document has been executed on 07/17 2018 by:
	JPMorgan Chase Bank N.A.	)	/s/ Candice Teruszkin
)
		)	Candice Teruszkin
		)	Managing Director
) )

ANNEX A

BACKGROUND:

(A) Prudential and the Depositary are party to the Agreement.

(B) In anticipation of the introduction of the General Data Protection Regulation, the Parties wish to amend the Agreement in accordance with the terms set out in this Amendment Letter with effect from the Effective Date.

THE PARTIES AGREE:

1.                                      Interpretation, Definitions and Amendment

Interpretation

1.1                               In this Amendment Letter, unless otherwise stated, reference to:

(a)                                 a defined term shall have the meaning given to it in the Agreement unless otherwise defined in the Key Terms of this Amendment Letter;

(b)                                 the provisions of the Agreement shall, save as amended by this Amendment Letter, continue in full force and effect and, from the Effective Date, the Agreement and this Amendment Letter will be read and construed as one document;

(c)                                  this Annex A and the Key Terms form part of the same amendment letter (the Amendment Letter); and

(d)                                 except as provided in the Agreement, any references to a statute or statutory provision (including any Data Protection Legislation) includes references to: (i) it as amended, consolidated or re-enacted from time to time; (ii) any statute or statutory provisions which it re-enacts (with or without modification); and (iii) any subordinate legislation made from time to time under it, as amended, consolidated or re-enacted as described at (i) or (ii) above.

Definitions

Affiliate means, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

Agreement has the meaning given to it in row 4 of the Key Terms of this Amendment Letter.

Amendment Letter has the meaning given to in under clause (c) of Annex A.

Control and its derivatives shall mean, with regard to any entity, the holding directly or indirectly of more than fifty (50) per cent. of the issued share capital or stock (or other ownership interest if not a corporation) of such entity ordinarily having voting rights.

Controller has the meaning given to it in Data Protection Legislation.

Data Protection Legislation means all applicable statutes, laws, secondary legislation, rules, regulations and guidance from a Supervisory Authority (or its UK equivalent) relating to privacy, confidentiality, security, direct marketing or data protection of Personal Data or corporate data (including any national laws implementing any such legislation (including Directives 95/46/EC, 2002/58/EC and 97/66/EC)), including the Data Protection Act 1998, the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI2003/2426), the Regulation of Investigatory Powers Act 2000, the Investigatory Powers Act 2016, the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 (SI 2000/2699) and the General Data Protection Regulation.

Data Subject  has the meaning given to it in Data Protection Legislation.

Existing Data Protection Provisions has the meaning given to it in row 5 of the Key Terms of this Amendment Letter.

General Data Protection Regulation means Regulation 2016/679 of the European Parliament and of the Council of the European Union of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC, and any successor laws arising out of the withdrawal of a member state from the European Union.

Key Terms means rows 3 to 7 of this Amendment Letter.

Personal Data has the meaning given to it in Data Protection Legislation.

Processor has the meaning given to it in Data Protection Legislation.

Prudential Group means Prudential and its Affiliates from time to time.

Supervisory Authority has the meaning given to it in Data Protection Legislation (and in any case includes the UK Information Commissioner)

Amendment

1.2                               With effect from the Effective Date, and notwithstanding anything to the contrary in the Agreement, the Agreement is hereby amended so that either: (a) the Existing Data Protection Provisions of the Agreement are deleted and replaced in their entirety with the following new clause 2 (Data Protection) of this Amendment Letter; or, in the absence of any Existing Data Protection Provisions, (b) the following clause 2 (Data Protection) of this Amendment Letter shall be added to, and form part of, the Agreement:

2.                                      Data Protection

2.1                               Prudential and the Depositary agree that, for the purposes of the Data Protection Legislation, Prudential is the Controller and the Depositary is the Processor of any Personal Data processed in connection with the Agreement. Prudential and the Depositary acknowledge that the details of the processing activities contemplated under the Agreement are set out in the Key Terms of this Amendment Letter.

2.2                               To the extent that the performance of the Depositary’s obligations under the Agreement (including any supporting or ancillary activities) involves processing Personal Data on behalf of Prudential in its capacity as Processor, the Depositary shall, and shall procure that its agents and sub-contractors shall:

(a)                                 process Personal Data only to the extent, and in such a manner, as is necessary for the purposes specified by the Agreement and in accordance with Prudential’s documented instructions, including with regard to transfers of Personal Data outside the European Economic Area (or the UK) or to an international organisation, unless the Depositary is otherwise required to process Personal Data by European Union, European Union member state and/or UK law to which the Depositary is subject; in which case the Depositary shall immediately inform Prudential of that legal requirement before processing (unless prohibited from doing so by that law on important grounds of public interest);

(b)                                 taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risks for the rights and freedoms of individuals concerned, implement reasonable technical and organisational measures necessary to ensure a level of security appropriate to the risk in order to ensure that Personal Data is protected against loss, destruction or damage, and unauthorised or unlawful processing. Such measures may include: (i) the pseudonymisation and encryption of Personal Data; (ii) the ability to ensure the ongoing confidentiality, integrity, availability and resilience of processing systems and services; (iii) the ability to restore the availability and access to Personal Data in a timely manner in the event of a physical or technical incident; and (iv) a process for regularly testing, assessing and evaluating the effectiveness of technical and organisational measures for ensuring the security of the processing;

(c)                                  only disclose Personal Data to its employees or those of its agents or sub-contractors who are subject to binding confidentiality obligations in respect of Personal Data (and whose use of that Personal Data relates to their job function). Depositary shall take reasonable steps to ensure the reliability of the individuals to whom it discloses Personal Data and shall take steps to ensure that those individuals only process the Personal Data on instructions from Prudential (unless otherwise required to do so by European Union, Member State or UK law);

(d)                                 make available to Prudential all information necessary to demonstrate compliance with Data Protection Legislation and allow for and contribute to audits, including inspections (on reasonable written notice), conducted by Prudential or another auditor mandated by Prudential.

(e)                                  Prudential specifically authorizes the engagement of Depositary’s affiliates as sub-processors but the engagement of any other Processor (a Sub-Processor)  may only be made with Prudential’s prior written authorisation. When engaging any Sub-Processor, Depositary will enter into a written agreement with the Sub-Processor which imposes upon the Sub-Processor data protection obligations that are no less stringent as those placed on Depositary as those set out in this Amendment Letter, provided that if the Sub-Processor fails to fulfil its data protection obligations the Depositary shall remain fully liable to Prudential for the performance of the relevant Sub-Processor’s obligations;

(f)                                   assist Prudential in ensuring compliance with Prudential’s security, data breach notification, impact assessment and supervisory authority consultation obligations under Data Protection Legislation, taking into account the nature of processing and information available to the Depositary;

(g)                                  maintain a written record of all categories of processing activities carried out on behalf of Prudential, containing all information required under Data Protection Legislation, and make this record available on request to Prudential or any relevant European Union or Member State supervisory authority (and/or its UK equivalent);

(h)                                 take any further action and execute any further documents and amendments to this Amendment Letter as may, in Prudential’s reasonable opinion, be required to comply with Data Protection Legislation; and

(i)                                     subject to any legal or regulatory obligations of the Depositary, promptly carry out any request from Prudential requiring the Depositary to amend, transfer, copy or delete any Personal Data in a format and on media reasonably specified by Prudential.

2.3                               Depositary in its capacity as Processor shall notify Prudential:

(a)                                 promptly of any requests received from a Data Subject, including those received by one of Depositary’s agents or sub-contractors, exercising his or her rights under Data Protection Legislation and, taking into account the nature of the processing, assist Prudential by appropriate technical and organisational measures with fulfilling its obligations in respect of that Data Subject under Data Protection Legislation (including responding to any subject access requests or requests from a Data Subject for access to, rectification, erasure or portability of Personal Data relating to them);

(b)                                 without undue delay on becoming aware of any actual loss, leak or unauthorised processing or disclosure of any Personal Data. The Depositary shall use its best endeavours to undertake all steps and measures necessary to remedy a breach by the Depositary under Data Protection Legislation and, to  the extent practicable and permitted by applicable law, shall consult with Prudential as to the steps and measures taken.  Where Prudential is acting as the sole Controller, Prudential shall lead in providing personal data breach notification to the appropriate Supervisory Authority.

(c)                                  without undue delay upon receipt of a notice from any Supervisory Authority, which relates directly or indirectly to the processing of Personal Data and shall cooperate on request with that Supervisory Authority.

(d)                                 promptly if any Personal Data in the possession and/or control of the Depositary is lost, corrupted or rendered unusable for any reason, and restore such Personal Data including by using its back up and/or disaster recovery procedures, at no cost to Prudential.

Cross-border Data Transfers

2.4                               The Depositary and, if applicable Prudential, shall comply with the Cross-border Data Transfers provision selected at row 7 of the Key Terms of this Amendment Letter.

Termination

2.5                               On the expiry or termination of the Agreement, the Depositary shall immediately cease to use, and shall procure that its agents and sub-contractors cease to use, Personal Data and shall arrange for its safe return or destruction (at Prudential’s option) at the relevant time (unless the United States of America, European Union, Member State and/or UK law or regulation or the Depositary’s internal compliance policies and processes requires storage of the Personal Data, in which case Personal Data shall be stored in compliance with Data Protection Legislation).

Rights in Personal Data

2.6                               Neither the Depositary nor its agents or sub-contractors shall acquire rights in or to any Personal Data and shall only be entitled to process it in accordance with the obligations of the Depositary under this clause 2.6, and any other applicable terms of this Agreement.

Liability

2.7                               Notwithstanding any other provision of the Agreement, any limitations on liability set out in the Agreement shall not apply to the Depositary’s liability to Prudential for a breach of its obligations under this clause 2. The Depositary agrees to indemnify and hold harmless Prudential against any actions, costs, proceedings, liabilities, losses, damages and expenses which Prudential or any company which is in relation to Prudential, its holding company, or any subsidiary or indirect affiliate of its holding company may suffer or incur as a result of any breach by the Depositary, and/or any of its agents and/or sub-contractors, of any of the provisions of this clause 2.

3.                                      Miscellaneous

3.1                               If there is any inconsistency between any of the provisions of this Amendment Letter and the provisions of the Agreement, the provisions of this Amendment Letter shall prevail.

3.2                               If any provision or part-provision of this Amendment Letter is invalid, illegal or unenforceable, the relevant provision or part-provision shall be deemed deleted. Any such deletion of a provision or part-provision under this clause shall not affect the validity or enforceability of any other term or provision of this Amendment Letter or the Agreement.

3.3                               No failure or delay on the party of any Party in exercising any right, power or privilege under this Amendment Letter shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof. The rights and remedies provided in this Amendment Letter are cumulative with and are not exclusive of any rights or remedies provided by law.

3.4                               Subject to clause 3.5, a person who is not a Party to this Amendment Letter shall not have any rights to enforce any term of this Amendment Letter.

3.5                               In addition to Prudential, any member of the Prudential Group may enforce the terms of this Amendment Letter against the Depositary as if it were a Party to this Amendment Letter.

3.6                               The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Amendment Letter are not subject to the consent of any other person.

3.7                               Prudential may assign any of its rights under this Amendment Letter to any member of the Prudential Group.

3.8                               This Amendment Letter will be governed by, and construed in all respects in accordance with, the laws of the State of new York with respect to contracts entered into and to be performed solely within New York.

3.9                               Each Party irrevocably agrees that the courts of New York shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Amendment Letter or its subject matter or formation. The parties waive any objection to the laying venue of any proceeding in any court of the State of New York and waive and agree not to plead or to make any claim that any proceeding brought in any court of the State of New York has been brought in an inconvenient or otherwise improper forum. THE PARTIES WAIVE TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATED TO THIS AMENDMENT LETTER.

3.10                        This Amendment Letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same Amendment Letter.

SCHEDULE 1

EUROPEAN COMMISSION DIRECTORATE-GENERAL JUSTICE Directorate C: Fundamental rights and Union citizenship Unit C.3: Data protection

Commission Decision C(2010)593
Standard Contractual Clauses (processors)

For the purposes of Article 26(2) of Directive 95/46/EC for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection

Name of the data exporting organisation: Prudential Plc

Address: Laurence Pountney Hill, London, EC4R 0HH

Tel.:                                                       ; fax:                                                       ; e-mail:

Other information needed to identify the organisation:

(the data exporter)

And

Name of the data importing organisation: JPMorgan Chase Bank, N.A.

Address: 383 Madison Avenue, Floor 11, New York, New York 10179, U.S.A

Tel; fax: +1 (302) 220-4591; e-mail: DR_Global_CSM@jpmorgan.com

Other information needed to identify the organisation:

(the data importer)

each a “party”; together “the parties”,

HAVE AGREED on the following Contractual Clauses (the Clauses) in order to adduce adequate safeguards with respect to the protection of privacy and fundamental rights and freedoms of individuals for the transfer by the data exporter to the data importer of the personal data specified in Appendix 1.

Clause 1

Definitions

For the purposes of the Clauses:

(a)                                          ‘personal data’, ‘special categories of data’, ‘process/processing’, ‘controller’, ‘processor’, ‘data subject’ and ‘supervisory authority’ shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data;

(b)                                          ‘the data exporter’ means the controller who transfers the personal data;

(c)                                           ‘the data importer’ means the processor who agrees to receive from the data exporter personal data intended for processing on his behalf after the transfer in accordance with his instructions and the terms of the Clauses and who is not subject to a third country’s system ensuring adequate protection within the meaning of Article 25(1) of Directive 95/46/EC;

(d)                                          ‘the subprocessor’ means any processor engaged by the data importer or by any other subprocessor of the data importer who agrees to receive from the data importer or from any other subprocessor of the data importer personal data exclusively intended for processing activities to be carried out on behalf of the data exporter after the transfer in accordance with his instructions, the terms of the Clauses and the terms of the written subcontract;

(e)                                           ‘the applicable data protection law’ means the legislation protecting the fundamental rights and freedoms of individuals and, in particular, their right to privacy with respect to the processing of personal data applicable to a data controller in the Member State in which the data exporter is established;

(f)                                            ‘technical and organisational security measures’ means those measures aimed at protecting personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

Clause 2

Details of the transfer

The details of the transfer and in particular the special categories of personal data where applicable are specified in Appendix 1 which forms an integral part of the Clauses.

Clause 3

Third-party beneficiary clause

1.                                               The data subject can enforce against the data exporter this Clause, Clause 4(b) to (i), Clause 5(a) to (e), and (g) to (j), Clause 6(1) and (2), Clause 7, Clause 8(2), and Clauses 9 to 12 as third-party beneficiary.

2.                                               The data subject can enforce against the data importer this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where the data exporter has factually disappeared or has ceased to exist in law unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law, as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity.

3.                                               The data subject can enforce against the subprocessor this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

4.                                               The parties do not object to a data subject being represented by an association or other body if the data subject so expressly wishes and if permitted by national law.

Clause 4

Obligations of the data exporter

The data exporter agrees and warrants:

(a)                                          that the processing, including the transfer itself, of the personal data has been and will continue to be carried out in accordance with the relevant provisions of the applicable data protection law (and, where applicable, has been notified to the relevant authorities of the Member State where the data exporter is established) and does not violate the relevant provisions of that State;

(b)                                          that it has instructed and throughout the duration of the personal data processing services will instruct the data importer to process the personal data transferred only on the data exporter’s behalf and in accordance with the applicable data protection law and the Clauses;

(c)                                           that the data importer will provide sufficient guarantees in respect of the technical and organisational security measures specified in Appendix 2 to this contract;

(d)                                          that after assessment of the requirements of the applicable data protection law, the security measures are appropriate to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing, and that these measures ensure a level of security appropriate to the risks presented by the processing and the nature of the data to be protected having regard to the state of the art and the cost of their implementation;

(e)                                           that it will ensure compliance with the security measures;

(f)                                            that, if the transfer involves special categories of data, the data subject has been informed or will be informed before, or as soon as possible after, the transfer that its data could be transmitted to a third country not providing adequate protection within the meaning of Directive 95/46/EC;

(g)                                           to forward any notification received from the data importer or any subprocessor pursuant to Clause 5(b) and Clause 8(3) to the data protection supervisory authority if the data exporter decides to continue the transfer or to lift the suspension;

(h)                                          to make available to the data subjects upon request a copy of the Clauses, with the exception of Appendix 2, and a summary description of the security measures, as well as a copy of any contract for subprocessing services which has to be made in accordance with the Clauses, unless the Clauses or the contract contain commercial information, in which case it may remove such commercial information;

(i)                                              that, in the event of subprocessing, the processing activity is carried out in accordance with Clause 11 by a subprocessor providing at least the same level of protection for the personal data and the rights of data subject as the data importer under the Clauses; and

(j)                                             that it will ensure compliance with Clause 4(a) to (i).

Clause 5

Obligations of the data importer(1)

The data importer agrees and warrants:

(a)                                          to process the personal data only on behalf of the data exporter and in compliance with its instructions and the Clauses; if it cannot provide such compliance for whatever reasons, it agrees to inform promptly the data exporter of its inability to comply, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(b)                                          that it has no reason to believe that the legislation applicable to it prevents it from fulfilling the instructions received from the data exporter and its obligations under the contract and that in the event of a change in this legislation which is likely to have a substantial adverse effect on the warranties and obligations provided by the Clauses, it will promptly notify the change to the data exporter as soon as it is aware, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(c)                                           that it has implemented the technical and organisational security measures specified in Appendix 2 before processing the personal data transferred;

(d)                                          that it will promptly notify the data exporter about:

(i)                           any legally binding request for disclosure of the personal data by a law enforcement authority unless otherwise prohibited, such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation,

(1)           Mandatory requirements of the national legislation applicable to the data importer which do not go beyond what is necessary in a democratic society on the basis of one of the interests listed in Article 13(1) of Directive 95/46/EC, that is, if they constitute a necessary measure to safeguard national security, defence, public security, the prevention, investigation, detection and prosecution of criminal offences or of breaches of ethics for the regulated professions, an important economic or financial interest of the State or the protection of the data subject or the rights and freedoms of others, are not in contradiction with the standard contractual clauses. Some examples of such mandatory requirements which do not go beyond what is necessary in a democratic society are, inter alia, internationally recognised sanctions, tax-reporting requirements or anti-money-laundering reporting requirements.

(ii)                        any accidental or unauthorised access, and

(iii)                     any request received directly from the data subjects without responding to that request, unless it has been otherwise authorised to do so;

(e)                                           to deal promptly and properly with all inquiries from the data exporter relating to its processing of the personal data subject to the transfer and to abide by the advice of the supervisory authority with regard to the processing of the data transferred;

(f)                                            at the request of the data exporter to submit its data processing facilities for audit of the processing activities covered by the Clauses which shall be carried out by the data exporter or an inspection body composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality, selected by the data exporter, where applicable, in agreement with the supervisory authority;

(g)                                           to make available to the data subject upon request a copy of the Clauses, or any existing contract for subprocessing, unless the Clauses or contract contain commercial information, in which case it may remove such commercial information, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures in those cases where the data subject is unable to obtain a copy from the data exporter;

(h)                                          that, in the event of subprocessing, it has previously informed the data exporter and obtained its prior written consent;

(i)                                              that the processing services by the subprocessor will be carried out in accordance with Clause 11;

(j)                                             to send promptly a copy of any subprocessor agreement it concludes under the Clauses to the data exporter.

Clause 6

Liability

1.                                               The parties agree that any data subject, who has suffered damage as a result of any breach of the obligations referred to in Clause 3 or in Clause 11 by any party or subprocessor is entitled to receive compensation from the data exporter for the damage suffered.

2.                                               If a data subject is not able to bring a claim for compensation in accordance with paragraph 1 against the data exporter, arising out of a breach by the data importer or his subprocessor of any of their obligations referred to in Clause 3 or in Clause 11, because the data exporter has factually disappeared or ceased to exist in law or has become insolvent, the data importer agrees that the data subject may issue a claim against the data importer as if it were the data exporter, unless any successor entity has assumed the entire legal obligations of the data exporter by contract of by operation of law, in which case the data subject can enforce its rights against such entity.

The data importer may not rely on a breach by a subprocessor of its obligations in order to avoid its own liabilities.

3.                                               If a data subject is not able to bring a claim against the data exporter or the data importer referred to in paragraphs 1 and 2, arising out of a breach by the subprocessor of any of their obligations referred to in Clause 3 or in Clause 11 because both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, the subprocessor agrees that the data subject may issue a claim against the data subprocessor with regard to its own processing operations under the Clauses as if it were the data exporter or the data importer, unless any successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law, in which case the data subject can enforce its rights against such entity. The liability of the subprocessor shall be limited to its own processing operations under the Clauses.

Clause 7

Mediation and jurisdiction

1.                                               The data importer agrees that if the data subject invokes against it third-party beneficiary rights and/or claims compensation for damages under the Clauses, the data importer will accept the decision of the data subject:

(a)                       to refer the dispute to mediation, by an independent person or, where applicable, by the supervisory authority;

(b)                       to refer the dispute to the courts in the Member State in which the data exporter is established.

2.                                               The parties agree that the choice made by the data subject will not prejudice its substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

Clause 8

Cooperation with supervisory authorities

1.                                               The data exporter agrees to deposit a copy of this contract with the supervisory authority if it so requests or if such deposit is required under the applicable data protection law.

2.                                               The parties agree that the supervisory authority has the right to conduct an audit of the data importer, and of any subprocessor, which has the same scope and is subject to the same conditions as would apply to an audit of the data exporter under the applicable data protection law.

3.                                               The data importer shall promptly inform the data exporter about the existence of legislation applicable to it or any subprocessor preventing the conduct of an audit of the data importer, or any subprocessor, pursuant to paragraph 2. In such a case the data exporter shall be entitled to take the measures foreseen in Clause 5 (b).

Clause 9

Governing Law

The Clauses shall be governed by the law of the Member State in which the data exporter is established, namely United Kingdom (the laws of England and Wales)

Clause 10

Variation of the contract

The parties undertake not to vary or modify the Clauses. This does not preclude the parties from adding clauses on business related issues where required as long as they do not contradict the Clause.

Clause 11

Subprocessing

1.                                               The data importer shall not subcontract any of its processing operations performed on behalf of the data exporter under the Clauses without the prior written consent of the data exporter. Where the data importer subcontracts its obligations under the Clauses, with the consent of the data exporter, it shall do so only by way of a written agreement with the subprocessor which imposes the same obligations on the subprocessor as are imposed on the data importer under the Clauses(2). Where the subprocessor fails to fulfil its data protection obligations under such written agreement the data importer shall remain fully liable to the data exporter for the performance of the subprocessor’s obligations under such agreement.

2.                                               The prior written contract between the data importer and the subprocessor shall also provide for a third-party beneficiary clause as laid down in Clause 3 for cases where the data subject is not able to bring the claim for compensation referred to in paragraph 1 of Clause 6 against the data exporter or the data importer because they have factually disappeared or have ceased to exist in law or have become insolvent and no successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

3.                                               The provisions relating to data protection aspects for subprocessing of the contract referred to in paragraph 1 shall be governed by the law of the Member State in which the data exporter is established, namely United Kingdom (the laws of England and Wales)

4.                                               The data exporter shall keep a list of subprocessing agreements concluded under the Clauses and notified by the data importer pursuant to Clause 5 (j), which shall be updated at least once a year. The list shall be available to the data exporter’s data protection supervisory authority.

Clause 12

Obligation after the termination of personal data processing services

1.                                               The parties agree that on the termination of the provision of data processing services, the data importer and the subprocessor shall, at the choice of the data exporter, return all the personal data transferred and the copies thereof to the data exporter or shall destroy all the personal data and certify to the data exporter that it has done so, unless legislation imposed upon the data importer prevents it from returning or destroying all

(2)           This requirement may be satisfied by the subprocessor co-signing the contract entered into between the data exporter and the data importer under this Decision.

or part of the personal data transferred. In that case, the data importer warrants that it will guarantee the confidentiality of the personal data transferred and will not actively process the personal data transferred anymore.

2.                                               The data importer and the subprocessor warrant that upon request of the data exporter and/or of the supervisory authority, it will submit its data processing facilities for an audit of the measures referred to in paragraph 1.

On behalf of the data exporter:

Name (written out in full): Mark FitzPatrick

Position: Chief Financial Officer

Address: 12 Arthur Street, London EC4R 9AQ

Other information necessary in order for the contract to be binding (if any):

Signature	/s/ Mark FitzPatrick

Date 3 August 2018

On behalf of the data importer: JPMorgan Chase Bank, N.A.

Name (written out in full): Candice Teruszkin

Position: Managing Director

Address: 383 Madison Avenue, Floor 11, New York, New York 10179, U.S.A

Other information necessary in order for the contract to be binding (if any):

Signature	/s/ Candice Teruszkin

Date 7/17/2018

APPENDIX 1 TO THE STANDARD CONTRACTUAL CLAUSES

This Appendix forms part of the Clauses and must be completed and signed by the parties.

The Member States may complete or specify, according to their national procedures, any additional necessary information to be contained in this Appendix.

Data exporter

The data exporter is (please specify briefly your activities relevant to the transfer):

Prudential plc as the company sponsoring the deposit agreement with the data importer.

Data importer

The data importer is (please specify briefly activities relevant to the transfer):

JPMorgan Chase Bank N.A. acting as depositary for the data exporter’s ADR program.

Data subjects

The personal data transferred concern the following categories of data subjects (please specify):

The data importer’s employees and the data importer’s shareholders and their proxies

Categories of data

The personal data transferred concern the following categories of data (please specify):

Names and bank account details and bank related details (including account names, DTC account number and account designation)

Special categories of data (if appropriate)

The personal data transferred concern the following special categories of data (please specify):

Not applicable

Processing operations

The personal data transferred will be subject to the following basic processing activities (please specify):

Processing personal data in order to provide depositary services to the data exporter

DATA EXPORTER

Name: Prudential plc

Authorised Signature	/s/ Mark FitzPatrick

Date 3 August 2018

DATA IMPORTER

Name: JPMorgan Chase Bank, N.A.

Authorised Signature	/s/ Candice Teruszkin

Date 07/17/2018

APPENDIX 2 TO THE STANDARD CONTRACTUAL CLAUSES

This Appendix forms part of the Clauses and must be completed and signed by the parties.

Description of the technical and organisational security measures implemented by the data importer in accordance with Clauses 4(d) and 5(c) (or document/legislation attached):

Taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing (or sub-processing) as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons, the data importer will implement reasonable and appropriate technical and organisational measures designed to ensure a level of security appropriate to the risk, including as appropriate:

(i)            the pseudonymisation and encryption of personal data;

(ii)           the ability to ensure the ongoing confidentiality, integrity, availability and resilience of processing (or sub-processing) systems and services;

(iii)          the ability to restore the availability and access to personal data in a timely manner in the event of a physical or technical incident; and

(iv)          a process for regularly testing, assessing and evaluating the effectiveness of technical and organisational measures for ensuring the security of the processing (or sub-processing).

ILLUSTRATIVE INDEMNIFICATION CLAUSE (OPTIONAL)

Liability

The parties agree that if one party is held liable for a violation of the clauses committed by the other party, the latter will, to the extent to which it is liable, indemnify the first party for any cost, charge, damages, expenses or loss it has incurred.

Indemnification is contingent upon:

(a)                                          the data exporter promptly notifying the data importer of a claim; and

(b)                                          the data importer being given the possibility to cooperate with the data exporter in the defence and settlement of the claim(3).

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(3)           Paragraph on liabilities is optional.